Exhibit 99.1

Results from Second Large-Scale Clinical Trial for Trovagene’s Urine-based HPV Test Released

Data presented at the 30th International Papillomavirus Conference; general population screening trial is ongoing

SAN DIEGO, CA — September 21, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that clinical data featuring its urine-based HPV HR Test were presented at the 30th International Human Papillomavirus Conference in Lisbon, Portugal.  Adriana Lorenzi, a research fellow at the Institute of Education and Research and Molecular Oncology Research Center, Barretos Cancer Hospital - Pio XII Foundation, Barretos, Brazil, presented the results today in Oral Session: PS36 Public Health. The presentation is entitled High-Risk HPV Detection in Urine Samples from a Brazilian Referral Population.

“These results demonstrate the ability to detect high-risk HPV from precancerous lesions with high sensitivity using a convenient and non-invasive urine sample,” stated Lorenzi. “This test has potential to offer an important option for women who are not currently being screened by traditional methods.”

In the trial, urine samples collected from women prior to treatment of cervical pre-cancer lesions (referral population) were tested with Trovagene’s HPV HR Test, and results were compared to Roche’s cobas® HPV Test results from cervical samples.  The trial results were consistent with previously reported Predictors 4 data, which demonstrated that sensitivity with Trovagene’s HPV HR Test for the detection of CIN2+ and CIN3+ were comparable to other established cervical screening tests. In the Brazilian cohort, 271 cases of CIN2+ and 202 cases of CIN3+ disease were tested.

“The results presented here affirm the high sensitivity and robust performance of our urine-based HPV test, which has potential to provide cervical cancer screening to women that are not utilizing traditional testing solutions,” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene. “We look forward to the results from our ongoing general population screening trial, which will complete our clinical data package and support our business development efforts with potential commercial partners.”  Results from the general population screening study are anticipated to become publicly available in the first half of 2016.

Trovagene’s HPV HR Test is currently being evaluated in a third clinical study to determine performance in identifying women with high risk HPV in a general screening population. Non-

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invasive screening could serve an important global health need, as the incidence of cervical cancer is a major issue in medically underserved regions in China, India, Latin America, and Eastern Europe, where a majority of women are not screened for HPV. It is estimated that 60% of cervical cancer cases occur in women who are not screened for HPV, and 87% of cervical cancer deaths each year occur in medically underserved regions where cervical Pap smears are less accessible due to economic and cultural reasons.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com